Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Priority Technology Holdings, Inc. (formerly M I Acquisitions, Inc.) on Amendment No. 2 to Form S-3 (File No. 333-226713) of our report dated March 27, 2018, which includes an explanatory paragraph as to M I Acquisitions, Inc.’s ability to continue as a going concern, with respect to our audits of the financial statements of M I Acquisitions, Inc. (now known as Priority Technology Holdings, Inc.) as of December 31, 2017 and 2016 and for the two years in the period ended December 31, 2017 appearing in the Annual Report on Form 10-K of M I Acquisitions, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

August 20, 2018